News Release

For further information:

Hooper Holmes
Henry E. Dubois
President and CEO
(908) 953-6314

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Definitive Agreement to Sell Portamedic Brand and Paramedical Exam Service Line to American Para Professional Systems, Inc.

•	Agreement Allows Hooper Holmes to Focus on Health Care Market

•	Provides Capital to Invest in Health & Wellness and Heritage Labs Growth

BASKING RIDGE, N.J., THURSDAY, AUGUST 15, 2013 -- Hooper Holmes (NYSE MKT:HH) today entered into a definitive agreement to sell its Portamedic brand and other assets comprising the Company's Portamedic service line to American Para Professional Systems, Inc. (APPS) for approximately $ 8.4 million in cash, subject to adjustments. The sale also includes the transfer of certain Portamedic branch offices and call centers to APPS.

By selling its underperforming Portamedic businesses, Hooper Holmes is creating a streamlined health care company that is well positioned to capitalize on growing healthcare trends. Hooper Holmes' continuing operations include the Company's Health and Wellness service line, which provides biometric screenings for national wellness companies, employers and government customers, and Heritage Labs International, Inc., the Company's clinical reference laboratory located in Olathe, KS. Heritage Labs will continue to support the life insurance market through its lab business with carriers. Hooper Holmes also retains its outsourced underwriting and other non-paramedical exam insurance services operations in Lenexa, KS and Omaha, NE.

The transaction provides Hooper Holmes with capital to invest in its Health and Wellness and Lab service lines. Hooper Holmes retains its existing Portamedic working capital, which at June 30, 2013 was estimated to be $ 5.0 million, giving the Company $ 13.4 million of working capital from the transaction from the Portamedic service line as it focuses on growth supporting wellness programs, clinical research and government studies. Heritage Labs' testing and risk assessment services for insurance companies are expected to continue and grow. On a projected basis, Hooper Holmes' remaining service lines are expected to generate approximately $50 million of revenue in full year 2013.

The market for Hooper Holmes' wellness services is growing. According to the 2013 Towers Watson - National Business Group on Health Employer Survey, more employers are considering offering employees and spouses financial rewards to encourage participation in health management programs. These programs require biometric screenings and lab tests such as those provided by Hooper Holmes.

“Management and the Board feel strongly that selling Portamedic will improve shareholder value. The transaction provides the Company with needed capital, as well as allows us to shift the focus from turning around Portamedic to growing our health care related service lines," said Ronald V. Aprahamian, Chairman of the Board of Hooper Holmes.

"Our biometric screening services and other assets will allow us to capitalize on the rapidly-growing U.S. health care market. Through our improved capital position and high growth business strategies, we believe we have the potential to profitably grow revenues to $100 million in annual sales over the next four to six years,” said Henry E. Dubois, President and CEO of Hooper Holmes.

The transaction is expected to close late in the third quarter of 2013 or early in the fourth quarter.

Cantor Fitzgerald & Co. is acting as the financial advisor to Hooper Holmes.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four divisions. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today's tests. Hooper Holmes Health & Wellness performs risk assessment and risk management services including biometric screenings, health risk assessments and onsite wellness coaching for wellness companies, disease management organizations, clinical research organizations and health plans. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company's business is set forth in the Company's annual report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on April 1, 2013. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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